Exhibit 8.1

March 1, 2018

Crestwood Equity Partners LP

700 Louisiana Street, Suite 2550

Houston, Texas 77002

RE:	Crestwood Equity Partners LP Form 8-K

Ladies and Gentlemen:

We have acted as counsel for Crestwood Equity Partners LP (the “Partnership”), a Delaware limited partnership, with respect to certain legal matters related to (i) the Registration Statement on Form S-3 initially filed with the Securities and Exchange Commission (the “SEC”) on March 14, 2016 (Registration No. 333-210146), including the prospectus contained therein (the “Registration Statement I”), (ii) the Registration Statement on Form S-3 filed with the SEC on March 31, 2017 (Registration No. 333-217062), including the prospectus contained therein (the “Registration Statement II”), (iii) the automatically effective Registration Statement on Form S-3 filed with the SEC on March 31, 2017 (Registration No. 333-217061), including the prospectus contained therein (the “Registration Statement III” and, together with the Registration Statement I and the Registration Statement II, the “Registration Statements”), (iv) the prospectus supplement filed with the SEC on August 4, 2017, supplementing the prospectus contained in Registration Statement II (“Prospectus Supplement”), and (v) the Form 8-K filed on or about the date hereof (the “Form 8-K,” and together with the Registration Statements and the Prospectus Supplement, the “Applicable Filings”). In connection with the Applicable Filings, we are issuing this opinion.

This opinion is based on various facts and assumptions, and is conditioned upon certain representations made by the Partnership as to factual matters through a certificate of an officer of the Partnership (the “Officer’s Certificate”). In addition, this opinion is based upon the factual representations of the Partnership concerning its business, properties and governing documents as set forth in the Applicable Filings.

In our capacity as counsel to the Partnership, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. For the purpose of our opinion, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents or in the Officer’s Certificate. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification.

We hereby confirm that all statements of legal conclusions contained in the discussion in the Registration Statement I under the caption “Material U.S. Federal Income Tax Consequences”, the discussion in the Registration Statement II under the caption “Material U.S. Federal Income Tax Consequences”, as updated in the Prospectus Supplement under the caption “Material U.S. Federal

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Income Tax Considerations”, and the discussion in the Registration Statement III under the caption “Material U.S. Federal Income Tax Consequences”, in each case, as updated in Exhibit 99.1 to the Form 8-K under the caption “Material U.S. Federal Income Tax Consequences” (collectively, the “Covered Discussions”) constitute the opinion of Vinson & Elkins L.L.P. with respect to the matters set forth therein as of the date hereof, subject to the assumptions, qualifications, and limitations set forth therein. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the representations described above, including in the Applicable Filings and the Officer’s Certificate, may affect the conclusions stated herein.

No opinion is expressed as to any matter not discussed in the Covered Discussions. We are opining herein only as to the federal income tax matters described above, and we express no opinion with respect to the applicability to, or the effect on, any transaction or other federal laws, foreign laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

This opinion is rendered to you as of the date hereof, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is furnished to you and may be relied on by you in connection with the transactions set forth in the Registration Statements and Prospectus Supplement. In addition, this opinion may be relied on by persons entitled to rely on it pursuant to applicable provisions of federal securities law, including persons purchasing common units pursuant to the Registration Statements and Prospectus Supplement. However, this opinion may not be relied upon for any other purpose or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent.

We hereby consent to the filing of this opinion of counsel as Exhibit 8.1 to the Form 8-K, to the incorporation by reference of this opinion of counsel into the Registration Statements and to the reference to our firm in the Applicable Filings. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.

Vinson & Elkins L.L.P.